As filed with the Securities and Exchange Commission on May 16, 2003

Registration No. 333-105093

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDW Computer Centers, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Illinois	36-3310735
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christine A. Leahy

Vice President, General Counsel and Corporate Secretary

CDW Computer Centers, Inc.

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Dennis V. Osimitz

Sidley Austin Brown & Wood

Bank One Plaza

10 South Dearborn

Chicago, Illinois 60603

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to Completion, Dated May 16, 2003

Prospectus

1,108,864 Shares

CDW Computer Centers, Inc.

Common Stock

This prospectus relates to 1,108,864 shares of our common stock which may be offered by Gregory C. Zeman and Daniel B. Kass, the selling shareholders. The shares are being registered as a result of registration demands we received from Mr. Zeman and Mr. Kass pursuant to registration rights agreements we previously entered into with them. Mr. Zeman is a member, and Mr. Kass is a former member, of our Board of Directors.

We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders will be responsible for (i) any commissions or discounts paid or allowed by them to underwriters, dealers, brokers or agents, (ii) the filing fees of the Securities and Exchange Commission and (iii) the fees and expenses of their counsel. We will be responsible for all other expenses related to this offering.

The selling shareholders may offer the shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. Additional information relating to the distribution of the shares can be found in this prospectus under the heading “Plan of Distribution.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 4.

Our common stock is quoted on the Nasdaq National Market under the symbol “CDWC.” On May 15, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $41.30 per share.

Our principal executive offices are located at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number is (847) 465-6000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May     , 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling shareholders may offer the shares described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the shares of our common stock the selling shareholders may offer. Each time the selling shareholders sell shares of our common stock, we will describe in a supplement to this prospectus, to the extent required by Rule 424 under the Securities Act of 1933, the specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read both this prospectus and any applicable prospectus supplement, together with the additional information referred to under the heading “Where You Can Find More Information,” before investing in our common stock.

You should rely only on the information incorporated by reference or provided in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents. The selling shareholders are not making an offer or sale of the shares in any state where the offer or sale is not permitted.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any applicable prospectus supplement, as well as other documents incorporated by reference herein or therein, contain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to us that are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectation, estimates and beliefs. In addition, when used in this prospectus and any applicable prospectus supplement, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus or any applicable prospectus supplement with respect to future events, the outcome of which is subject to certain risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein or in any applicable prospectus supplement. We undertake no obligation to update forward-looking statements. The risks identified in the section entitled “Risk Factors,” among others, may impact forward-looking statements contained in this prospectus or any applicable prospectus supplement, including the documents incorporated by reference herein or therein.

CDW COMPUTER CENTERS, INC.

We are the largest direct marketer of multi-brand computers and related technology products and services in the United States. We were founded in 1984 and reincorporated in 1995 in Illinois. Our extensive offering of products, including hardware, software and accessories, combined with our service offerings, provide comprehensive solutions for our customers’ technology needs. We offer our customers a broad range of technology products from leading vendors such as Cisco, Hewlett-Packard, IBM, Intel, Microsoft, Sony and Toshiba, among others. We have more than 1,300 account managers and sales specialists who sell primarily to commercial customers. For financial reporting purposes, we have two operating segments: corporate, which is primarily comprised of business customers but also includes consumers (consumers generated approximately 3% of total net sales in 2002); and public sector, which is comprised of federal, state and local government and educational institution customers who are served by CDW Government, Inc., a wholly-owned subsidiary. Our corporate customers are concentrated in the small-to-medium business category. We adhere to a core philosophy known as the CDW CIRCLE OF SERVICE™, which places the customer at the center of our actions and is a graphic reminder to our coworkers that good service leads to good experiences and increased sales. Our philosophy emphasizes our coworkers, who are highly motivated and incented to share in our success.

THE OFFERING

We are registering 1,108,864 shares of our common stock on behalf of the selling shareholders. The selling shareholders may offer the shares from time to time after the date of this prospectus. All of such shares will be sold by the selling shareholders and the total number of outstanding shares of our common stock will not change as a result of any such sales. Mr. Zeman and Mr. Kass will acquire the shares to be sold by them pursuant to the exercise of stock options granted to them under the MPK Stock Option Plan. The MPK Stock Option Plan was established in 1992 by Michael P. Krasny, our founder and Chairman Emeritus. Mr. Krasny granted Mr. Zeman and Mr. Kass nonforfeitable options pursuant to the MPK Stock Option Plan to purchase shares of CDW common stock owned by Mr. Krasny.

We will not sell any shares nor will we receive any of the proceeds from the sales to be made by the selling shareholders. However, based on an assumed sale price of $43.55 (based on the last reported sale price of our common stock on the Nasdaq National Market on May 2, 2003), the exercise of the options by Messrs. Zeman and Kass for an aggregate of 1,108,864 shares will have the following effects on us: (1) we will realize an income tax benefit of approximately $19.1 million, of which approximately $0.3 million was previously recorded to deferred taxes (the incremental tax benefit of approximately $18.8 million will be recorded as an increase to paid-in-capital); and (2) we will incur incremental payroll taxes of approximately $0.7 million. This will reduce our diluted earnings per share by less than $.01 for the quarter ending June 30, 2003, assuming all of the options are exercised during that period.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. We believe that all of these are material risks currently facing our business. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.

Our sales and profitability may be affected by the current difficult economic environment.

There are many factors which could affect our business, including:

•	the capital and technology spending patterns of existing and prospective customers;

•	general economic trends;

•	the addition of new customers and further penetration of our existing customer base;

•	the productivity and retention of our account managers;

•	the optimization of our product mix;

•	the availability of products from our vendors;

•	the successful development of new technology and products by equipment manufacturers and software developers; and

•	new competitors and new forms of competition.

Our business depends on our vendor relationships and the availability of our products.

We purchase products for resale both directly from manufacturers and indirectly through distributors and other sources, all of whom we consider our vendors. We are authorized by manufacturers to sell all or some of their products via direct marketing. Our authorization with each manufacturer is subject to specific terms and conditions regarding such things as product return privileges, price protection policies, purchase discounts and vendor incentive programs such as purchase rebates, sales volume rebates and cooperative advertising reimbursements. From time to time, vendors may terminate our right to sell some or all of their products or change these terms and conditions or reduce or discontinue the incentives that they offer us. Any such termination or the implementation of such changes could have a negative impact on our operating income. Additionally, some products are subject to manufacturer allocation, which limits the number of units of those products that are available to resellers, including us. Sales of Cisco, Hewlett-Packard (including Compaq), IBM, Microsoft, Sony and Toshiba products comprise a substantial portion of our sales. In 2002, products from each of Hewlett-Packard and Microsoft represented more than 10% of our total sales and, therefore, we are dependent on the economic condition and product competitiveness of these two manufacturers in particular. In addition, although we purchase from a diverse vendor base, in 2002, products we purchased from each of distributors Tech Data and Ingram Micro represented more than 10% of our total purchases. The loss of, or change in business relationship with, any of these or any other key vendors, or the diminished availability of their products, could reduce the supply and increase the costs of products we sell and negatively impact our competitive position. In 2002, Compaq merged into Hewlett-Packard. Although to date this merger has not had an adverse impact on our business and results of operations, further consolidation among manufacturers could adversely impact us.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

Our success is dependent on the accuracy, proper utilization and continuing development of our information technology systems, including our business application systems, Web servers and telephony system. The quality and our utilization of the information generated by our information technology systems affects, among other things, our ability to:

•	conduct business with our customers;

•	manage our inventory and accounts receivable;

•	purchase, sell, ship and invoice our products efficiently and on a timely basis; and

•	maintain our cost-efficient operating model.

While we have taken steps to protect our information technology systems from a variety of threats, including computer viruses and malicious hackers, there can be no guarantee that those steps will be effective. Furthermore, although we have redundant systems at a separate location to back up our primary application systems, there can be no assurance that these redundant systems will operate properly if and when required. Any disruption to or infiltration of our information technology systems could significantly harm our business and results of operations.

Our sales are dependent on the continued development of new technologies and products.

The market for computers and related technology products and services has evolved as a result of the development of new technologies that are transformed by manufacturers into new products and applications. We have been, and will continue to be, dependent on the development of new technologies and products by manufacturers, as well as the acceptance of those technologies and products by end-users. A decrease in the rate of development of new technologies and new products by manufacturers, or the lack of acceptance of those technologies and products by end-users, could have an adverse effect on our business and results of operations.

We would be adversely affected if we are not able to expand or retain our sales force or if we are not able to maintain or increase their productivity.

Our statistics show that the level of sales achieved by our account managers increases with the number of years of experience they have with us. Our rate of sales growth and our operating results would be negatively affected if we are unable to expand the size of our sales force, if the turnover rate of account managers increases from historical levels or if the sales volumes achieved by our account managers does not increase with experience.

Substantial competition could reduce our market share and significantly harm our financial performance.

The market for computers and related technology products and accessories is highly competitive. Our competition includes:

•	national direct marketers, such as Insight Enterprises, MicroWarehouse, PC Connection, PC Mall and Zones;

•	manufacturers who sell directly to end-users, such as Dell;

•	computer superstores, such as CompUSA;

•	government resellers, such as GTSI;

•	consumer electronic and office supply superstores, such as Best Buy, Circuit City, Office Depot, Office Max and Staples;

•	value-added resellers;

•	corporate resellers; and

•	Web resellers, such as Amazon.com and Buy.com.

Some of our hardware and software vendors, such as Hewlett-Packard and IBM, have sold, and continue to intensify their efforts to sell, their products directly to end-users. In addition, some software manufacturers have developed, and may continue to develop, sales methods that directly provide customers with subscription-based software programs and packages. If either of these trends becomes more prevalent, it could adversely affect our sales growth and profitability.

We believe that competition may increase in the future, which could require us to reduce prices, increase advertising expenditures or take other actions which may have an adverse effect on our operating results. Some of our competitors have reduced their prices in an attempt to stimulate sales and limit the impact of the current economic slowdown. Decreasing prices of computers and related technology products and accessories resulting from competition and technological changes require us to sell a greater number of products to achieve the same level of net sales and gross profit. If this trend continues and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

We are exposed to inventory risks.

We are exposed to inventory risks as a result of the rapid technological changes that affect the market and pricing for the products we sell. We seek to minimize our inventory exposure through a variety of inventory management procedures and policies, including our rapid-turn inventory model, as well as vendor price protection and product return programs. However, if we were unable to maintain our rapid-turn inventory model, if there were unforeseen product developments or if vendors change their terms and conditions, our inventory risks could increase. We also periodically take advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by our vendors. These bulk purchases could increase our exposure to inventory obsolescence.

Our future operating results may fluctuate significantly.

We may experience significant variations in our future quarterly results of operations. These fluctuations may result from many factors, including the condition of the information technology industry in general, shifts in demand and pricing for hardware and software products and the introduction of new products or upgrades. Our operating results are also highly dependent on our level of gross profit as a percentage of net sales. Our gross profit percentage fluctuates due to numerous factors, some of which may be outside of our control. These factors include:

•	our pricing strategies;

•	changes in product costs from vendors;

•	the availability of price protection, purchase discounts and rebate programs from vendors;

•	the risk of some of the items in our inventory becoming obsolete;

•	the relative mix of products sold during the period;

•	general market and competitive conditions; and

•	increases in shipping costs that we cannot pass on to customers.

A natural disaster or other adverse occurrence at our primary facility could damage our business.

We operate our business from a primary facility in Vernon Hills, Illinois. Although we have multiple sales office locations, substantially all of our corporate, warehouse and distribution functions are located at our Vernon Hills facility. If the warehouse and distribution equipment at our Vernon Hills facility were to be seriously damaged by a natural disaster or other adverse occurrence, we could utilize third-party distributors to ship products to our customers. However, this may not be sufficient to avoid interruptions in our service and may not enable us to meet all of the needs of our customers. Additionally, this would cause us to incur incremental operating costs. As a result, a natural disaster or other adverse occurrence at our primary facility in Vernon Hills could negatively impact our business and profitability.

We are highly dependent on our key personnel.

Our success depends to a significant extent on the efforts and abilities of our senior management team. We have various programs in place to motivate, reward and retain our management team, including bonus, stock option and restricted stock plans. However, the loss of one or more of these persons could have an adverse effect on our business. Our success and plans for future growth will also depend on our ability to hire, train and retain skilled coworkers in all areas of our business.

Due to his significant shareholdings, Michael P. Krasny has the ability to influence all matters requiring shareholder approval and if he sells shares of our common stock in the future, such sales may affect our stock price.

Michael P. Krasny, and trusts and entities controlled by Mr. Krasny and created for the benefit of his family and some of our coworkers, control up to 23,569,125 shares of our common stock (or 28.1% of the number of shares outstanding as of May 1, 2003). This number includes a total of 1,108,864 shares (or 1.3% of the number of shares outstanding as of May 1, 2003) that are subject to the MPK Stock Option Plan and are held under that Plan for the benefit of Messrs. Zeman and Kass. Accordingly, Mr. Krasny has the ability to influence the election of the members of our Board of Directors and other matters requiring shareholder approval.

In addition, the shares referred to above that are owned by Mr. Krasny, beneficially or otherwise, may be sold by him or such trusts and entities in the open market in the future, subject to any volume restrictions and other limitations imposed by Section 5 under the Securities Act of 1933 and Rule 144 thereunder. Any sale by Mr. Krasny or his affiliated entities and trusts of substantial amounts of our common stock in the open market, or the availability of his shares for sale, could adversely affect the price of our common stock.

We are heavily dependent on commercial delivery services.

We generally ship our products to customers by Airborne, A.I.T., Eagle, FedEx, FedEx Ground, United Parcel Service and other commercial delivery services and invoice customers for shipping charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services, our profitability could be adversely affected. Additionally, strikes or other service interruptions by such shippers could adversely affect our ability to deliver products on a timely basis.

Our earnings and growth rate could be adversely affected by continued weak general economic conditions and uncertain political conditions.

Continued weak general economic conditions, along with uncertainties in political conditions, could adversely impact our revenues and growth rate. During the year ended December 31, 2002, the information technology market continued to weaken, particularly in the corporate segment. Continued softness in the information technology market could result in lower demand for our products and services. In 2002, we continued to be impacted by the effects of the economic downturn, most notably a decline in I.T. budgets and declines in the average selling prices of certain technology product categories. In addition, our revenues, gross margins and earnings could deteriorate in the future as a result of unfavorable economic or political conditions.

We will be exposed to additional risks if we decide to make strategic acquisitions or alliances in the future.

We may pursue strategic transactions, including acquisitions or alliances, in the future to extend or complement our existing business. These types of transactions involve numerous risks, including investor acceptance, finding suitable transaction partners and negotiating terms that are acceptable to us, the diversion of management’s attention from other business concerns, entering product or geographic markets in which we have limited experience, the potential loss of key employees or business relationships and successfully integrating acquired businesses, any of which could adversely affect our operations or the price of our stock. We have never made an acquisition and our lack of experience could adversely affect our ability to successfully implement such a strategy.

The failure to comply with our public sector contracts could result in, among other things, fines or other liabilities.

Revenues from the public sector segment are derived from sales to federal, state and local governmental departments and agencies, as well as to educational institutions, through various contracts and open market sales. Government contracting is a highly regulated area. Noncompliance with government procurement regulations or contract provisions could result in civil, criminal, and administrative liability including, but not limited to, substantial monetary fines or damages, termination of government contracts, and suspension, debarment or ineligibility from doing business with the government. The effect of any of these possible actions by any governmental department or agency could adversely affect our business and results of operations.

State and local sales/use tax collection obligations could reduce our sales and adversely affect our operating results.

We currently collect state and local sales/use tax only on sales of products to non-exempt residents of the State of Illinois and on sales to some customers in a limited number of other states as required by law. Various states have sought to require the collection of state and local sales/use taxes on the sale of products shipped to the taxing state’s residents by direct marketers. The United States Supreme Court has ruled that no state, absent Congressional legislation, may impose tax collection obligations on a direct marketer whose only contacts with the taxing state are the distribution of catalogs and other advertisement materials through the mail and the delivery of purchased goods by U.S. mail or interstate common carriers. We cannot predict the level of contact, including Web activities, with any state which would give rise to future or past tax collection obligations within the parameters of the Supreme Court cases. Additionally, on several occasions in the past several years, including recently, legislation has been introduced in the United States Congress which, if passed, could impose state or local sales/use tax collection obligations on direct marketers such as us. If Congress enacts legislation that permits states to impose tax collection obligations on direct marketers, or we are deemed to have a physical presence in one or more states, additional tax collection obligations may be imposed on us. This would likely result in additional costs and administrative expenses to us, price increases to our customers and reduced demand for our products, any or all of which would adversely affect our operating results.

We are exposed to the risks of a global market.

Portions of our products are either produced, or have major components produced, in the Asia Pacific region. We engage in U.S. dollar denominated transactions with U.S. divisions and subsidiaries of companies located in this region. As a result, we may be indirectly affected by risks associated with international events, including economic and labor conditions, political instability, tariffs and taxes, availability of products and currency fluctuations in the U.S. dollar versus the regional currencies. In the past, countries in the Asia Pacific region, including Japan, have experienced volatility in their currency, banking and equity markets. Future volatility could adversely affect the supply and price of products and components and ultimately, our results of operations.

The volatility of the United States stock markets, and the technology sector in particular, may affect the market price of our common stock.

The United States stock markets, and the technology sector in particular, have experienced substantial volatility in recent periods. Recently, our stock price has experienced greater volatility than the Nasdaq National Market composite index. Numerous conditions which impact the technology sector or the stock markets in general could adversely affect the market price of our common stock, regardless of whether or not these conditions relate to or are reflected in our operating performance.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling shareholders.

SELLING SHAREHOLDERS

The shares of our common stock to be sold by Messrs. Zeman and Kass in this offering are currently issued and outstanding and are held by Michael P. Krasny, the founder of our company and our Chairman Emeritus, but are subject to options granted by Mr. Krasny to Messrs. Zeman and Kass under the MPK Stock Option Plan. The MPK Stock Option Plan is funded from shares of our common stock owned by Mr. Krasny and the exercise of options under the plan will not increase the number of outstanding shares of our common stock.

We have previously entered into a registration rights agreement with each of Mr. Zeman and Mr. Kass. We included a copy of our registration rights agreements with Mr. Zeman and Mr. Kass as exhibits to the Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on March 30, 2001. The registration statement of which this prospectus forms a part is being filed by us as a result of registration demands we received from Mr. Zeman and Mr. Kass. Pursuant to the registration rights agreements, and subject to certain rights of postponement set forth therein, we have also agreed to prepare and file any amendments and supplements as may be necessary to keep the registration statement effective and in compliance with the Securities Act until the date on which all of the shares of our common stock offered in this prospectus have been sold, or 30 calendar days, whichever is earlier.

The following table sets forth certain information regarding the beneficial ownership of our common stock by the selling shareholders as of May 1, 2003, and as adjusted to reflect the sale of shares contemplated hereby.

Name of Selling Shareholder	Shares Beneficially Owned Prior to Offering (1)			Shares Being Offered	Shares Beneficially Owned After Offering (2)
	Number		Percent (3)		Number	Percent (3)
Gregory C. Zeman (4)	958,864	(5)	1.1%	958,864	0	0.0%
Daniel B. Kass (6)	150,000	(7)	*	150,000	0	0.0%

*	Less than 1%.

(1)	Each of the persons named above has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to community property laws if applicable. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days through the exercise of any option, warrant or right.

(2)	Post-offering number assumes that all 1,108,864 shares have been sold.

(3)	Percentage of shares beneficially owned prior to and after this offering has been calculated based on 83,743,533 outstanding shares of common stock.

(4)	Mr. Zeman is a member of our Board of Directors. Mr. Zeman served us in various capacities from March 1987 until January 2, 2003. From January 1, 2002 through January 2, 2003, he served as an advisor to us. Prior to that, Mr. Zeman served as our Vice Chairman from January 2001 until January 1, 2002, and as our President from January 1991 until January 2001. Prior to becoming President, Mr. Zeman served as an Account Manager, Sales Manager, Purchasing Manager and Vice President of Sales, Purchasing and Marketing.

(5)	Pre-offering number reflects 958,864 shares issuable pursuant to non-forfeitable options granted under the MPK Stock Option Plan out of Mr. Krasny’s own shares, all of which options are exercisable.

(6)	Mr. Kass served as a director and as Executive Vice President until his resignation effective January 2, 2003. Mr. Kass served as our Executive Vice President-Sales from January 2000 until January 2002, as our Vice President-Sales from January 1996 until January 2000, as our Vice President-Operations from January 1991 until January 1996, and as a sales manager from January 1989 until January 1991. Mr. Kass became a director of our company in March 1993. Mr. Kass joined us in November 1987 as an Account Manager, in which capacity he served until January 1989.

(7)	Pre-offering number reflects 150,000 shares issuable pursuant to non-forfeitable options granted under the MPK Stock Option Plan out of Mr. Krasny’s own shares, all of which options are exercisable.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our articles of incorporation and by-laws is intended as a summary only and is qualified in its entirety by reference to the provisions of our articles of incorporation and by-laws, which are incorporated herein by reference, and to Illinois law.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, $.01 par value per share, of which 83,743,533 shares were outstanding as of May 1, 2003, and 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are issued or outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and to receive such dividends as may be declared from time to time by our Board of Directors out of assets legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. The holders of our common stock have no preemptive rights and have no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holder or holders of more than half of the shares voting for the election of directors can elect all of the directors then being elected. The rights, preferences and privileges of the holders of our common stock are subject to the rights of holders of any series of our preferred stock which we may issue in the future. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our Board of Directors, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix and determine as to any series any and all of the relative rights and preferences of shares in that series, including, without limitation, dividend rights, any conversion rights or rights of exchange, voting rights, rights and terms of redemption, liquidation preferences and the number of shares constituting a series and the designation thereof.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock as a result of a registration demand received from each of Mr. Zeman and Mr. Kass.

The selling shareholders may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale. They may sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing prices, at negotiated prices or at fixed prices.

The methods by which the selling shareholders may sell the shares of our common stock include:

•	in ordinary brokerage transactions (including block trades) on the Nasdaq National Market;

•	in special offerings, negotiated transactions or secondary distributions;

•	in private sales or other private transactions;

•	in a combination of the above transactions; or

•	by any other legally available means.

The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions and other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

At the time a particular offering of shares is made hereunder, to the extent required by Rule 424 under the Securities Act of 1933, we will file a prospectus supplement setting forth:

•	the number of shares involved;

•	the names of any underwriters, dealers or agents;

•	the price at which the shares are being offered or purchased;

•	any commissions or discounts or concessions allowed to broker-dealers;

•	any discounts, commissions or other items constituting compensation from the selling shareholders; and

•	any other facts material to the transaction.

Pursuant to the registration rights agreements we previously entered into with Mr. Zeman and Mr. Kass, we have agreed to pay certain expenses associated with the preparation and filing of the registration statement of which this prospectus is a part. We currently estimate that such expenses will be approximately $15,000. The registration rights agreements also provide that we will indemnify Mr. Zeman and Mr. Kass against certain liabilities, including certain liabilities arising under the Securities Act of 1933. In return, Mr. Zeman and Mr. Kass have agreed to indemnify us against certain liabilities. Mr. Zeman and Mr. Kass may also agree to indemnify underwriters, selling brokers, dealer managers or similar securities industry professionals that participate in transactions involving shares of our common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. You may also inspect our SEC filings and other information at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500. In addition, we post the periodic reports that we file with the SEC on our website at http://www.cdw.com.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have filed with the SEC (file number 0-21796):

•	Our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 28, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

•	Our Current Report on Form 8-K, filed with the SEC on April 15, 2003; and

•	Our Current Report on Form 8-K, filed with the SEC on May 12, 2003.

The information contained in our Current Report on Form 8-K, filed with the SEC on April 15, 2003, was “furnished” pursuant to Items 9 and 12 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934. As a result, although we incorporate by reference that Current Report on Form 8-K itself into the registration statement of which this prospectus forms a part, the information contained in that Current Report on Form 8-K shall not be deemed incorporated by reference into such registration statement.

All documents which we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of this prospectus and prior to the termination of any offering of common stock offered by this prospectus and (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference in, and to be part of, this prospectus from the date such documents are filed.

You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

CDW Computer Centers, Inc.

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

Attn: Investor Relations

Telephone: (847) 419-8234

E-mail: investorrelations@cdw.com

This prospectus is part of a registration statement we have filed with the SEC relating to the shares of common stock offered hereby. As permitted by the SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our shares. The registration statement and exhibits and schedules are also available through the SEC’s website.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth expenses and costs related to this offering (other than any underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the shares of our common stock described in this registration statement. All amounts are estimated except the Securities and Exchange Commission registration fee.(1)

Securities and Exchange Commission registration fee	$3,979
Legal fees and expenses of CDW	$10,000
Legal fees and expenses of the selling shareholders	$5,000
Accountants’ fees and expenses	$1,500
Printing expenses	$1,500
Miscellaneous	$1,021

Total	$23,000

(1) The selling shareholders will be responsible for (i) any commissions or discounts paid or allowed by them to underwriters, dealers, brokers or agents, (ii) the filing fees of the Securities and Exchange Commission and (iii) the fees and expenses of their counsel. We will be responsible for all other expenses related to this offering.

Item 15. Indemnification of Officers and Directors

Reference is made to Section 8.75 of the Illinois Business Corporation Act, which provides for indemnification of directors and officers in certain circumstances.

The indemnification provisions applicable to our directors are set out in Articles Nine and Ten of the Articles of Incorporation and Article VI of the By-Laws, respectively, as follows:

ARTICLES OF INCORPORATION:

Ninth: The Corporation shall, to the full extent permitted by Section 8.75 of the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Tenth: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director; provided, that nothing herein shall be construed to eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (c) under Section 8.65 of the Illinois Business Corporation Act, as amended, or (d) for any transaction from which the director derived an improper personal benefit.

BYLAWS:

ARTICLE VI

INDEMNIFICATION OF

DIRECTORS, EMPLOYEES AND AGENTS

SECTION 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

SECTION 2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

SECTION 3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

SECTION 4. Any indemnification under Sections 1 and 2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the Shareholders.

SECTION 5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation authorized in this Article.

SECTION 6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any contract, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 7. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
3.1

Articles of Incorporation of the Registrant are incorporated herein by reference to the exhibits filed with the Registrant’s Registration Statement on Form S-3 (Registration No. 33-94820) filed on July 21, 1995.

3.2

Amendment to the Articles of Incorporation of the Registrant is incorporated herein by reference to the exhibits filed with the Registrant’s Registration Statement on Form S-8 (Registration No. 333-48172) filed on October 18, 2000.

3.3

Restated By-Laws of the Registrant are incorporated by herein by reference to the exhibits filed with the Registrant’s Quarterly Report (File No. 0-21796) on Form 10-Q for the quarter ended June 30, 2002 filed on August 13, 2002.

4.1

Form of certificate for shares of common stock is incorporated herein by reference to the exhibits filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 (Registration No. 333-63820) filed on July 20, 2001.

5.1**	Opinion of Sidley Austin Brown & Wood.
23.1**	Consent of Sidley Austin Brown & Wood (included in Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1**	Powers of Attorney (included on signature page).

*	Filed herewith.
**	Previously filed.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on May 16, 2003.

CDW COMPUTER CENTERS, INC.

By:	/s/ JOHN A. EDWARDSON
John A. Edwardson
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By: *	Chairman of the Board and Chief Executive Officer	Dated: May 16, 2003
John A. Edwardson

By: *	Senior Vice President and Chief Financial Officer (principal financial officer)	Dated: May 16, 2003
Barbara A. Klein

By: *	Vice-President and Controlle (principal accounting officer)	Dated: May 16, 2003
Sandra M. Rouhselang

By: *	Director	Dated: May 16, 2003
Michelle L. Collins

By: *	Director	Dated: May 16, 2003
Casey G. Cowell

By: *	Director	Dated: May 16, 2003
Daniel S. Goldin

By:	Director
Dr. Donald P. Jacobs

By: *	Director	Dated: May 16, 2003
Michael P. Krasny

By: *	Director	Dated: May 16, 2003
Terry L. Lengfelder

By: *	Director	Dated: May 16, 2003
Susan D. Wellington

By: *	Director	Dated: May 16, 2003
Brian E. Williams

By: *	Director	Dated: May 16, 2003
Gregory C. Zeman

By: /s/ Christine A. Leahy
Christine A. Leahy Pursuant to powers of attorney dated May 8, 2003

EXHIBIT INDEX

TO REGISTRATION STATEMENT

ON FORM S-3

CDW Computer Centers, Inc.

Exhibit Number	Description of Exhibit

3.1

Articles of Incorporation of the Registrant are incorporated herein by reference to the exhibits filed with the Registrant’s Registration Statement on Form S-3 (Registration No. 33-94820) filed on July 21, 1995.

3.2

Amendment to the Articles of Incorporation of the Registrant is incorporated herein by reference to the exhibits filed with the Registrant’s Registration Statement on Form S-8 (Registration No. 333-48172) filed on October 18, 2000.

3.3

Restated By-Laws of the Registrant are incorporated by herein by reference to the exhibits filed with Amendment No. 1 to the Registrant’s Quarterly Report (File No. 0-21796) on Form 10-Q for the quarter ended June 30, 2002 filed on August 13, 2002.

4.1

Form of certificate for shares of common stock is incorporated herein by reference to the exhibits filed with the Registrant’s Registration Statement on Form S-3 (Registration No. 333-63820) filed on July 20, 2001.

5.1**	Opinion of Sidley Austin Brown & Wood.
23.1**	Consent of Sidley Austin Brown & Wood (included in Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1**	Powers of Attorney (included on signature page).

*	Filed herewith.
**	Previously filed.